Exhibit 2.8

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated with asterisks (“***”), and the omitted text has been filed separately with the Commission.

ASSET PURCHASE AGREEMENT

by and between

BIOVAIL LABORATORIES INTERNATIONAL SRL

and

GLAXOSMITHKLINE LLC

dated as of February 2, 2011

TABLE OF CONTENTS

		Page

TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Interpretation	8
Section 1.3	Currency	8

	ARTICLE II

	SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1	Purchase and Sale	8
Section 2.2	Excluded Assets	8
Section 2.3	Assumption of Certain Liabilities and Obligations	8
Section 2.4	Product Trademark, Product Trade Dress and Domain Name	9
Section 2.5	Rights of Reference	9

	ARTICLE III

	PURCHASE PRICE

Section 3.1	Purchase Price	10
Section 3.2	Transfer Taxes	10
Section 3.3	Withholding	10

	ARTICLE IV

	THE CLOSING

Section 4.1	Closing Date	10
Section 4.2	Closing Deliverables by Buyer	10
Section 4.3	Closing Deliverables by Seller	11
Section 4.4	Delivery of Transferred Assets	11
	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1	Organization; Good Standing	12
Section 5.2	Authority; Execution and Delivery	12
Section 5.3	No Violation; Consents	12

	ARTICLE IX

	TRANSITION AND COORDINATION

Section 9.1	Regulatory Commitments	20
Section 9.2	Performance by Affiliates	20
Section 9.3	Records	20

	ARTICLE X

	OTHER COVENANTS AND AGREEMENTS

Section 10.1	Non-Competition	21
Section 10.2	HSR Filings	22
Section 10.3	Confidentiality	22
Section 10.4	Termination of the Existing Agreements	23

	ARTICLE XI

	CONDITIONS PRECEDENT

Section 11.1	Conditions to Each Party’s Obligations	23
Section 11.2	Conditions to Obligations of Buyer	24
Section 11.3	Conditions to the Obligations of Seller	24

	ARTICLE XII

	TERMINATION, AMENDMENT AND WAIVER

Section 12.1	Termination	25
Section 12.2	Amendments and Waivers	26

	ARTICLE XIII

	INDEMNIFICATION

Section 13.1	Survival	26
Section 13.2	Indemnification by Seller	26

Exhibit and Schedules

Exhibits

A             Assumption Agreement

B             Bill of Sale

C             SDEA

D             Supply Agreement

E              Trademark and Domain Name License Agreement

F              Disclosure Schedule

Schedules

1.1(a)                      Books and Records

1.1(b)                      Knowledge with respect to Buyer

1.1(c)                      Knowledge with respect to Seller

1.2(a)                      Domain Name

1.2(b)                      Products

1.2(c)                      Product Trademarks

1.2(d)                      Product Marketing Materials

4.2(a)                      Wire Instructions

5.7                           Litigation

5.8(a)                      Regulatory Issues

5.8(b)                      Product Approvals

5.9(b)                      Compliance with Laws

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 2, 2011 (the “Agreement Date”), is made by and between Biovail Laboratories International SRL, a Barbados international society with restricted liability (“Buyer”), and GlaxoSmithKline LLC, a Delaware limited liability company (“Seller”).  Buyer and Seller are collectively referred to herein as “Parties” and individually as a “Party”.

WHEREAS, Seller and Buyer are parties to that certain Amended and Restated Distribution Rights Agreement, effective as of October 26, 2001, as amended (the “Distribution Agreement”);

WHEREAS, pursuant to the Distribution Agreement, (i) Seller granted to Buyer the exclusive right to distribute, market, promote, detail, advertise and sell the Products (as defined below) as Seller’s exclusive distributor of the Products in the Territory (as defined below), and to utilize Seller Trademarks (as defined below) to identify the Products in connection with the distribution, market, promotion, advertisement and sale of the Products in the Territory and (ii) Seller agreed to supply to Buyer, Buyer’s entire requirement of the Products for distribution in the Territory;

WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to obtain from Seller certain Transferred Assets (as defined below) related to the Products in the Territory, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the sale and purchase of the Transferred Assets, Buyer desires to secure certain rights to the Product Trademarks (as defined below), Product Trade Dress (as defined below) and Domain Name in the Territory and Seller desires to grant such rights to the Product Trademarks,  the Product Trade Dress and Domain Name in the Territory to Buyer;

WHEREAS, in connection with the sale and purchase of the Transferred Assets, Buyer and Seller desire to terminate the Distribution Agreement and the Parent Guaranty (as defined below) associated with such Distribution Agreement; and

WHEREAS, in connection with the sale and purchase of the Transferred Assets, the Parties are entering into the Supply Agreement, SDEA, and Trademark and Domain Name License Agreement (all as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Act” means the United States Food, Drug and Cosmetic Act of 1938, as amended from time to time, and its implementing regulations.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person.  A Person will be deemed to “Control” another Person if such first Person has (a) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such other Person, or (b) the power, directly or indirectly, to direct or cause the direction of the policies and management of the other Person, whether by the ownership of stock, by contract, or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“ANDA” means as to either Product, an application (x) under an abbreviated NDA which refers to such Product as the Reference Listed Drug (as defined in 21 C.F.R. 314.3(b)), or (y) under an NDA described in Section 505(b)(2) of the Act as to which information necessary for approval is contained in the NDA for such Product.

“Agreement Date” has the meaning set forth in the introductory paragraph.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Assumption Agreement” means an assumption agreement to be entered into by Buyer and Seller at Closing, substantially in the form of Exhibit A.

“Bill of Sale” means a bill of sale and assignment to be entered into by Buyer and Seller at Closing, substantially in the form of Exhibit B.

“Books and Records” means those certain files, documents, instruments, papers, books and records of Seller related to the Products in the Territory or the Transferred Assets which are listed on Schedule 1.1(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the City of New York or in Barbados are permitted or required to close by any Governmental Rule.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Closing Certificate” has the meaning set forth in Section 4.2(d).

“Buyer Closing Deliverables” has the meaning set forth in Section 4.2.

“Buyer Indemnified Parties” has the meaning set forth in Section 13.2(a).

“Canadian Assets” means those assets or rights owned or controlled by Seller’s Affiliates, Glaxo Group Limited and GlaxoSmithKline Inc., in Canada that relate in whole or in substantial part to the promotion, distribution and/or sale of those formulations of either Zovirax® Ointment or Zovirax® Cream which are sold by or on behalf of Seller or Seller’s Affiliates in Canada as of the Agreement Date.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Competing Product” has the meaning set forth in Section 10.1.

“Content” means all content, information, graphics, text, photographs and other data contained on the websites associated with the Domain Name.  Notwithstanding the foregoing, “Content” shall not include the Seller Trademarks.

“Contracts” means contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, including all amendments thereto, in effect as of the Closing Date.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article V.

“Distribution Agreement” has the meaning set forth in the recitals.

“DOJ” has the meaning set forth in Section 10.2.

“Domain Name” means the domain names set forth on Schedule 1.2(a).

“Encumbrance” means any mortgage, charge, deed of trust, lien, security interest, easement, right of way, pledge, assessment, encumbrance or restriction of any nature whatsoever.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Intellectual Property” means: (i) the Product Trademarks; (ii) the Domain Name, (iii) Product Trade Dress; (iv) the Seller Trademarks; (v) any proprietary know-how or other intellectual property rights relating to the manufacture of the Products; and (vi) any computer programs and software.

“***” has the meaning set forth in Section 10.1.

“FDA” means the United States Food and Drug Administration, and any successor thereto.

“FFDCA” means the Federal Food, Drug and Cosmetic Act, 21 USC Section 301, et seq.

“FTC” has the meaning set forth in Section 10.2.

“Governmental Entity” means any court, administrative agency or commission, regulatory authority or body or other governmental authority or instrumentality of the applicable jurisdiction, whether domestic or foreign.

“Governmental Rule” means any applicable law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

“GSK Product” means Zovirax® Cream and Zovirax® Ointment outside the Territory.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means the waiting period applicable to the consummation of the transactions under the HSR Act shall have expired or been terminated, and no Governmental Entity shall have applied or threatened to apply for an injunction or other order under the antitrust laws of the Territory or any state thereof.

“IND” means an Investigational New Drug Application as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA.

“Indemnification Claim Notice” has the meaning set forth in Section 13.5(a).

“Indemnified Party” has the meaning set forth in Section 13.5(a).

“Indemnifying Party” has the meaning set forth in Section 13.5(a).

“Knowledge,” with respect to Buyer, means the actual knowledge of the individuals on Schedule 1.1(b) and with respect to Seller means the actual knowledge of the individuals on Schedule 1.1(c).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, due or become due, or determined or determinable, including any liability for Taxes and those arising under any Governmental Rule, Contract, or otherwise.

“Licensed Rights” means the rights licensed by Seller to Buyer pursuant to Section 2.4.

“Lifecycle Product” means a pharmaceutical product (whether prescription or over-the-counter) other than the Products, intended for topical use (excluding ophthalmic use), containing acyclovir alone or in combination with one or more other active pharmaceutical ingredients.

“Losses” means any and all damages, losses, Taxes, Liabilities, claims, judgments, penalties, costs and expenses (and any interest imposed thereon), including reasonable attorneys’ fees and litigation expenses.

“Market Withdrawal” means the partial or total withdrawal of any Product in the Territory either on a temporary or permanent basis.

“Material Adverse Effect” means a change, circumstance or effect that has had or would reasonably be expected to have a materially adverse effect on a Product, any of the Transferred Assets or Licensed Rights, in the Territory, taken as a whole, but shall exclude (1) any events, change, circumstance or effect caused by or relating to: (A) the announcement of or consummation of the transaction contemplated by this Agreement or the other transaction documents; (B) events, circumstances, changes in conditions or effects that generally affect the (I) healthcare or pharmaceutical industry or (II) the United States or world economy or securities markets; (C) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the Agreement Date, or (D) any changes in law, except, with respect to clauses (B)(I) and (D) to the extent that such event, change, circumstance or effect disproportionately affects a Product or any of the Transferred Assets as compared to other pharmaceutical products generally, and (2) any events, change, circumstance or effect (x) in whole or in substantial part caused by Buyer or (y) in whole or in substantial part relating to a violation of law by Buyer relating to a Product in the Territory or (z) a violation of the Distribution Agreement by Buyer.

“NDA” means a new drug application or supplemental new drug application and any amendments thereto submitted to the FDA.

“***” has the meaning set forth in Section 10.1.

“Notice Period” has the meaning set forth in Section 13.5(b).

“***” has the meaning set forth in Section 10.1.

“Original License Agreement” means the Trademark and Domain Name License Agreement entered into by the Parties on November 1, 2004.

“Outside Date” has the meaning set forth in Section 13.1(a)(iv).

“Parent” means Valeant Pharmaceuticals International, Inc. (formerly Biovail Corporation), a Canadian company having its principal place of business at 7150 Mississauga Road, Mississauga, Ontario L5N 8M5.

“Parent Guaranty” means the guaranty provided by Parent pursuant to the Guaranty Agreement, dated October 26, 2001, by and between SmithKline Beecham Corporation and Parent.

“Party” and “Parties” have the meanings set forth in the introductory paragraph.

“Patents” means all patents and patent applications, provisionals or any substitute applications, any patent issued with respect to any such patent applications, including reissues, divisions, continuations, continuations-in-part, renewal and extensions (including any supplementary protection certificate) thereof and reexamination certificates therefor, and any confirmation patent or registration patent or patent of addition based on any such patent.

“Permitted Encumbrance” means any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable.

“Person” means any individual, corporation, partnership, limited liability company, international society, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Product” means either Zovirax® Ointment or Zovirax® Cream; “Products” means both Zovirax® Ointment and Zovirax® Cream; each in the presentations and formulations in finished product form as described on Schedule 1.2(b).

“Product Approvals” means the Regulatory Approvals for each Product in the Territory which are set forth on Schedule 5.8(b), together with all supporting documents, submissions, correspondence, reports and clinical studies relating to such Regulatory Approvals (including, without limitation, documentation of pharmacovigilance, good clinical practice, good laboratory practice and good manufacturing practice).

“Product Marketing Materials” means the customer lists, promotional and training materials and other marketing data related to the Product in the Territory owned or controlled by Seller for the promotion and sale of the Product in the Territory during the three (3) year period immediately prior to Closing, which are listed in Schedule 1.2(d).

“Product Regulatory Materials” means (a) all adverse event reports and other data, information and materials relating to adverse experiences with respect to each Product in the Territory; (b) all written notices, filings, communications or other correspondence between Seller, on the one hand, and any Governmental Entity, on the other hand, relating to each Product in the Territory, including any safety reports or updates, complaint files and product quality reviews, and clinical or pre-clinical data derived from clinical studies conducted or sponsored by Seller, which data relates to each Product in the Territory; and (c) all other information regarding activities pertaining to each Product’s compliance with any law or regulation of any jurisdiction in the Territory, including audit reports, corrective and preventive action documentation and reports, and relevant data and correspondence, maintained by or otherwise in the possession of Seller as of the Closing Date.

“Product Trade Dress” means the current trade dress of each Product, including the shape, size, color and lettering of each Product packaging.

“Product Trademarks” means the Trademarks listed on Schedule 1.2(c).

“Purchase Price” has the meaning set forth in Section 3.1.

“Regulatory Approvals” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, including NDAs and INDs.

“Regulatory Authority” means national or international or local regulatory authority, department, bureau or other governmental entity, necessary for the marketing, distribution and sale of a product in a regulatory jurisdiction in the Territory.

“Retained Liabilities” has the meaning set forth in Section 2.3(b).

“SDEA” means the Global Safety Data Exchange Agreement to be entered into by Buyer and Seller at Closing, substantially in the form of Exhibit C.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Closing Certificate” has the meaning set forth in Section 4.3(d).

“Seller Closing Deliverables” has the meaning set forth in Section 4.3.

“Seller Indemnified Parties” has the meaning set forth in Section 13.3(a).

“Seller Trademark” means the “GlaxoSmithKline” company name, any corporate logos of the Seller, and, in each case, any variations thereof.

“Supply Agreement” means the Supply Agreement to be entered into by Buyer and Seller at Closing, substantially in the form of Exhibit D.

“Tax” means all taxes of any kind imposed by a federal, state, local or foreign Governmental Entity, including those on, or measured by or referred to as, income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, excise, stamp, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Entity with respect to such amounts.

“Territory” means the United States of America, Puerto Rico and the United States Virgin Islands, but excluding all other United States territories and possessions.

“Third Party” means any Person other than Buyer, Seller or their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 13.5(b).

“Trademark and Domain Name License Agreement” means the Trademark and Domain Name License Agreement to be entered into by Buyer and Seller at Closing, substantially in the form of Exhibit E.

“Trademarks” means all trademarks, trade names, brand names, logotypes, symbols, service marks and the goodwill of the business symbolized thereby, including registrations and applications for registrations thereof and all renewals, modifications and extensions thereof.

“Transaction Documents” means: (i) the Assumption Agreement; (ii) the Bill of Sale; (iii) the Supply Agreement; (iv) the SDEA; (v) the Trademark and Domain Name License Agreement; and (vii) the other documents contemplated hereby and thereby.

“Transfer Taxes” has the meaning set forth in Section 3.2.

“Transferred Assets” has the meaning set forth in Section 2.1Section 2.1.

“Zovirax® Cream” means 5% acyclovir in a prescription modified aqueous cream formulation.

“Zovirax® Ointment” means 5% acyclovir in a prescription ointment formulation.

Section 1.2                                      Interpretation.

(a)                                  When used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(b)                                 All references to any introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules shall be deemed references to the introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules to this Agreement.

(c)                                  This Agreement shall be deemed drafted jointly by Buyer and Seller and shall not be specifically construed against either Party based on any claim that such Party or its counsel drafted this Agreement.

Section 1.3                                      Currency.  All currency amounts referred to in this Agreement are in U.S. Dollars unless otherwise specified.

ARTICLE II

SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1                                      Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer (or its designated Affiliates) and Buyer (or its designated Affiliates) shall purchase, acquire and accept, all right, title and interest of Seller in (i) the Product Marketing Materials, if any, to the extent not in Buyer’s possession or control; (ii) the Product Approvals, (iii) Product Regulatory Materials and (iv) the Books and Records (“Transferred Assets”).

Section 2.2                                      Excluded Assets.  Buyer and Seller expressly agree and acknowledge that the Transferred Assets shall not include any other asset, property or right of Seller not referenced in the definition of “Transferred Assets” in Section 2.1, and without limiting the generality of the foregoing, expressly excludes the following (collectively, the “Excluded Assets”):

(a)                                  the Excluded Intellectual Property;

(b)                                 any Seller employees and any agreements relating to employment or consulting agreements;

(c)                                  any inventory of the Product in the possession or control of Seller or Seller’s Affiliates or Third Party suppliers at the Closing Date; and

(d)                                 any real property of Seller.

Section 2.3                                      Assumption of Certain Liabilities and Obligations.

(a)                                  As of the Closing Date, subject to Article IX, Buyer shall assume control of, and responsibility for, all costs, obligations and Liabilities arising from or related to (i) any commitments or obligations to any Governmental Entities first arising on or after the Closing Date solely in connection with the Transferred Assets or the Products in the Territory and (ii) the distribution, marketing, promotion, detailing, advertising and sale of the Products and Lifecycle Products (if any) in the Territory arising on or after the Closing Date (collectively, the “Assumed Liabilities”), including in connection with the Product Approvals.  In no event, however, shall Buyer assume or incur any liability or obligation under this Section 2.3 or otherwise in respect of any liabilities other than the Assumed Liabilities.

(b)                                 Seller shall retain and shall be fully responsible for paying, performing and discharging when due any and all Liabilities of Seller or any of its Affiliates, including, without limitation, any liability for Taxes attributable to the Transferred Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date, other than the Assumed Liabilities (collectively, the “Retained Liabilities”) and neither Buyer nor any of its Affiliates shall assume or be deemed to have assumed any Retained Liabilities.

Section 2.4                                      Product Trademark, Product Trade Dress and Domain Name.  Seller shall grant to Buyer a license to the Product Trademarks, Product Trade Dress and Domain Name pursuant to the terms and conditions of the Trademark and Domain Name License Agreement.

Section 2.5                                      Rights of Reference.

(a)                                  Grant to Buyer.  Effective from and after the Closing Date, Seller hereby grants Buyer and its designees the right to reference in connection with each Product or any Lifecycle Product in the Territory, at no cost, all regulatory approvals, owned or otherwise controlled by Seller or any of its Affiliates, associated with GSK Product.  Regulatory approvals, as used in Section 2.5, shall include preclinical and clinical data and reports, regulatory submissions and filings, any adverse event reports and customer complaints, each of which have been filed with the applicable regulatory approval.  In furtherance of the foregoing, Seller shall, promptly upon the written request of Buyer specifying the Governmental Entity, deliver a letter to the applicable Governmental Entity authorizing Buyer to reference, solely in connection with each Product or Lifecycle Product in the Territory, the applicable regulatory approvals related to GSK Product.

(b)                                 Grant to Seller.  Effective from and after the Closing Date, Buyer hereby grants Seller and its designees the right to reference, at no cost, all regulatory approvals associated with each Product  in the Territory in connection with ***, *** and ***.  In furtherance of the foregoing, Buyer shall, promptly upon the written request of Seller specifying the Governmental Entity, deliver a letter to the applicable Governmental Entity authorizing Seller to reference, solely in connection with each ***, *** and ***, as applicable, the applicable regulatory approvals related to each ***, *** and ***.

ARTICLE III

PURCHASE PRICE

Section 3.1                                      Purchase Price.  In consideration of the sale, assignment, conveyance, and delivery of the Transferred Assets and grant of the Licensed Rights and in consideration of the assets and rights to be conveyed and transferred to Buyer at no additional cost pursuant to the side letter entered into on the Agreement Date between Seller, Glaxo Group Limited and GlaxoSmithKline Inc. and Buyer (the “Side Letter”), Buyer shall, on the Closing Date, assume the Assumed Liabilities and pay to Seller an amount equal to three hundred million dollars ($300,000,000.00) (the “Purchase Price”).  The Purchase Price shall be due and payable at the Closing in accordance with Section 4.2(a).  The Parties agree to allocate the Purchase Price between the Transferred Assets and the grant of the Licensed Rights hereunder and the assets and rights to be conveyed and transferred to Buyer pursuant to the definitive agreement to be entered into relating to the transfer of the Canadian Assets.

Section 3.2                                      Transfer Taxes.  All transfer, sales, value added, stamp duty and similar Taxes (including any penalties and interest) payable in connection with the transactions contemplated hereby (“Transfer Taxes”), to the extent payable to any Governmental Entity, shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.  Notwithstanding the foregoing, Buyer and Seller shall each be obligated for any Taxes (other than Transfer Taxes) that it is legally responsible for, if any, arising out of the sale by Seller of the Transferred Assets to Buyer pursuant to this Agreement, or assessed based upon the income or worth of such Party.

Section 3.3                                      Withholding.  Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold under applicable Tax law.  To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Buyer.

ARTICLE IV

THE CLOSING

Section 4.1                                      Closing Date.  The closing of the sale and transfer of the Transferred Assets (the “Closing”) shall take place by facsimile or electronic transmission of signature pages on the first Business Day following HSR Approval or at such other date as may be mutually agreed by Buyer and Seller (the “Closing Date”).  The Closing shall be deemed to occur at 12:01 a.m. ET on the Closing Date.

Section 4.2                                      Closing Deliverables by Buyer.  At the Closing, subject to the terms and conditions set forth herein, Buyer shall do or otherwise cause each of the following to occur (collectively, the “Buyer Closing Deliverables”):

(a)                                  Pay the Purchase Price in U.S. dollars, by wire transfer of immediately available funds to Seller’s account listed in Schedule 4.2(a);

(b)                           Deliver to Seller duly executed copies of the Transaction Documents to which it is a party;

(c)                           Deliver to Seller: (i) a letter from Buyer to the FDA, duly executed by Buyer, assuming responsibility for the Product Approvals from Seller; and (ii) a letter from Buyer to the FDA, Division of Drug Marketing, Advertising and Communication, notifying of the transfer of the Product Approvals from Seller to Buyer; and

(d)                           Deliver to Seller a certificate certifying to the satisfaction of the conditions set forth in Section 11.3(a) and Section 11.3(b) dated the Closing Date and executed by a duly authorized officer of Buyer (the “Buyer Closing Certificate”).

Section 4.3             Closing Deliverables by Seller.  At the Closing, subject to the terms and conditions set forth herein, Buyer shall do or otherwise cause each of the following to occur (collectively, the “Seller Closing Deliverables”):

(a)                           Deliver to Buyer duly executed copies of the Transaction Documents to which it is a party;

(b)                           Deliver to Buyer or to an Affiliate as directed by Buyer, in physical and electronic form, the Product Approvals;

(c)                           Deliver to Buyer: (i) a letter from Seller to the FDA, duly executed by Seller, transferring the rights to the Product Approvals to Buyer; and (ii) a letter from Seller to the FDA, Division of Drug Marketing, Advertising and Communication, notifying it of the transfer of the Product Approvals to Buyer; and

(d)                           Deliver to Buyer a certificate certifying to the satisfaction of the conditions set forth in Section 11.2(a) and Section 11.2(b) dated the Closing Date and executed by a duly authorized officer of Seller (the “Seller Closing Certificate”).

Section 4.4             Delivery of Transferred Assets.  As soon as practical after the Closing Date and in no event more than sixty (60) days following the Closing Date, Seller shall deliver to Buyer or to an Affiliate of Buyer as directed by Buyer, in physical and electronic form, the Product Regulatory Materials and Books and Records.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Agreement Date and as of the Closing Date (except to the extent a certain date is specified within the representation and warranty, in which case, the date set forth therein shall apply), except as set forth on the Disclosure Schedule attached hereto as Exhibit F (the “Disclosure Schedule”), which Disclosure Schedule shall be deemed to be part of the representations and warranties of Seller as if included herein, as follows:

Section 5.1             Organization; Good Standing.  Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Seller has the requisite power and authority to own the Transferred Assets and to license the Licensed Rights, and to carry on its business with respect to the Products in the Territory as currently conducted.  Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.

Section 5.2             Authority; Execution and Delivery.  Seller has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party.  This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by Buyer, will constitute legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

Section 5.3             No Violation; Consents.  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby in compliance with the terms hereof and thereof will not: (i) assuming HSR Approval has been obtained, violate any Governmental Rule applicable to Seller or the Transferred Assets; (ii) result in the creation or imposition of any Encumbrance upon, any Transferred Asset; (iii) require any approval, authorization, consent, license, exemption, filing or registration with any Person; (iv) conflict with or violate any provisions of the charter, bylaws or other organizational documents of Seller; (v) result in the breach of, or a default under any Contract to which Seller is a party, or (vi) result in the breach of, or a default under any order, writ, injunction, judgment or decree to which Seller is bound or subject, except in the case of clause (v) for such breaches or defaults, which would not have, individually or in the aggregate, a Material Adverse Effect or which would not materially delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents by the Outside Date or to perform their obligations hereunder or thereunder.

Section 5.4             Consents.  There are no consents, approvals, waivers or authorizations of, filing with, notices to, or exemption by, any Person, including any Governmental Entity, required to be obtained by Seller or on its behalf in connection with the execution, delivery, or performance of its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, including the transfer of the Transferred Assets to Buyer and the grant of the Licensed Rights to Buyer, except (a) in connection with the transfer of the Product Approvals (i) a letter from Seller to the FDA, duly executed by Seller, transferring the rights to the Product Approvals to Buyer; and (ii) a letter from Seller to the FDA, Division of Drug Marketing, Advertising and Communication, notifying it of the transfer of the Product Approvals to Buyer, (b) as relate solely to Buyer, (c) pursuant to the HSR Act or (d) where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or waivers, would not, individually or in the aggregate, have a Material Adverse Effect or which would not materially delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents by the Outside Date or to perform their obligations hereunder or thereunder.

Section 5.5             Title to Assets.  Seller has good, marketable and valid title to each of the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances and is exclusively entitled to possess and dispose of same.  Seller has full right and power to sell, convey, assign, transfer and deliver to Buyer good and valid title to all of the Transferred Assets, free and clear of any and all Encumbrances (other than Permitted Encumbrances).  To Seller’s Knowledge, there are no adverse claims of ownership to either Product in the Territory or the Transferred Assets.  Seller has not received any written notice that any Person has asserted a claim of ownership or right of possession or use in and to either Product in the Territory or the Transferred Assets.

Section 5.6             Sufficiency of Assets.  Seller will not retain any assets or rights (other than Seller’s residual interest in the Licensed Rights) after the Closing Date that are necessary for the distribution and sale of the Products in the Territory and, to Seller’s Knowledge, no Person (other than Buyer and such Persons to whom Buyer, knowingly or unknowingly, has granted rights) has, or after the Closing Date will have, possession or control over any assets or rights that are necessary and currently used, or have been used in the twelve (12) months prior to the Agreement Date primarily for the distribution and sale of the Products in the Territory.

Section 5.7             Litigation.  Except as disclosed on Schedule 5.7, there is no claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction, rule or order before any Governmental Entity in progress or pending or, to the Knowledge of Seller, threatened against or relating to Seller (a) in connection with the Transferred Assets, the Licensed Rights, or either Product in the Territory, (b) that would have a Material Adverse Effect or (c) relating to any product liability proceedings in connection with the (i) Products in the Territory or (ii) GSK Products that would reasonably be expected to have a Material Adverse Effect.

Section 5.8             Regulatory Issues.

(a)                           With respect to each Product and GSK Product, since January 1, 2008, except as set forth in Schedule 5.8(a) or as otherwise provided to Buyer in the Product Approvals, (i) neither Seller nor any of Seller’s Affiliates has received or been subject to any written notice from any Governmental Entity of adverse findings relating to any (x) Product in the Territory or (y) GSK Product that would reasonably be expected to have a Material Adverse Effect; (ii) there has not been any occurrence of any product recall, Market Withdrawal or post-sale warning conducted by or on behalf of Seller or its Affiliates concerning any (x) Product in the Territory or (y) GSK Product that would reasonably be expected to have a Material Adverse

Effect; and (iii) to Seller’s Knowledge, no condition exists that reasonably could be expected to cause the termination or suspension of any of the Regulatory Approvals.

(b)                           The Product Approvals are in full force and effect.  There is no action or proceeding by any Governmental Entity pending or, to the Knowledge of Seller, threatened, seeking the recall of either Product or GSK Product or the revocation or suspension of any of the Product Approvals either (x) outside the Territory that would reasonably be expected to have a Material Adverse Effect or (y) in the Territory.  As of the Agreement Date, Seller has made available to Buyer complete and correct copies of the Product Approvals.  The Product Approvals, as set forth on Schedule 5.8(b), are the only Regulatory Approvals required from the FDA to distribute and sell each Product in the Territory in the manner as currently conducted and as conducted during the twelve (12) months prior to the Agreement Date.

(c)                           To Seller’s Knowledge, there are no ANDA’s pending or filed with the FDA for either of the Products in the Territory.

(d)                           All Product Regulatory Materials disclosed to Buyer are true, correct and complete in all material respects.

(e)                           Notwithstanding the foregoing clause (a) and the second sentence of clause (b) above, Seller makes no representation to Buyer with respect to (i) written notices, if any, received by Buyer from any Governmental Entity of adverse findings relating to any Product, (ii) occurrences, if any, of any product recall, Market Withdrawal or post-sale warning conducted by Buyer concerning any Product, (iii) conditions, if any, of which Buyer has Knowledge, that reasonably could be expected to cause the termination or suspension of any of the Regulatory Approvals, and (iv) actions or proceedings, if any, threatened by any Governmental Entity that Buyer has Knowledge of that seek the recall of either Product or the revocation or suspension of any of the Product Approvals.

Section 5.9             Compliance with Laws.  Except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect, and except to the extent non-compliance has resulted in whole or in substantial part from an act or omission of Buyer, Seller is in compliance with all Governmental Rules applicable to it which relate to the Transferred Assets, the Licensed Rights or either Product.  Seller has not received any written notice and to the Knowledge of the Seller, has not received any oral notification (a) of any asserted violation of any such Governmental Rules that remains outstanding relating to the Transferred Assets, the Licensed Rights or any (x) Product in the Territory or (y) GSK Product that would reasonably be expected to have a Material Adverse Effect or (b) except as set forth on Schedule 5.7 or Schedule 5.9(b), that any investigation or review by any Governmental Entity with respect to the Transferred Assets or the Licensed Rights is currently pending or threatened.

Section 5.10           Patents.  There are no Patents owned or controlled by Seller for the distribution and sale of any of the Products in the Territory.

Section 5.11           No Adverse Effect.  Since January 1, 2010 and except to the extent resulting solely from any act or omission by Buyer, (a) to the Knowledge of Seller, there has been no adverse change in the Transferred Assets or the Licensed Rights or, any (x) GSK

Product that would reasonably be expected to have a Material Adverse Effect or (y) Product in the Territory; (b) to the Knowledge of Seller, there has been no material damage or impairment to, or destruction or loss of, the Transferred Assets or the Licensed Rights; and (c) there has been no sale, assignment, transfer or Encumbrance (other than a Permitted Encumbrance) of any of the Transferred Assets or the Licensed Rights outside the ordinary course of business and consistent with past practice.

Section 5.12           No Brokers.  Seller has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 5.13           No Other Contracts.  Seller is not a party to, bound by, or otherwise subject to, any Contract relating to any Product in the Territory, other than (i) the Distribution Agreement and (ii) Contracts related to the manufacture of either Product.  As of the date hereof, the Seller does not have any other commitments or understandings regarding the sale of the Transferred Assets, the Licensed Rights, or any Product in the Territory.

Section 5.14           Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE TRADEMARK AND DOMAIN NAME LICENSE AGREEMENT, SELLER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS, THE TRANSFERRED ASSETS OR THE LICENSED RIGHTS, INCLUDING (A) THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (B) THE PROBABLE SUCCESS OR PROFITABILITY OF THE PRODUCT AFTER THE CLOSING OR (C) AS TO THE CONDITION, VALUE, OR QUALITY OF THE TRANSFERRED ASSETS.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS OF SELLER

Section 6.1             Conduct of Business Until Closing.  During the period from the Agreement Date and continuing until the Closing, except to the extent that Buyer otherwise consents in writing, Seller shall conduct its business with respect to each Product in the Territory, the Licensed Rights and the Transferred Assets in the ordinary course, consistent with past practices.  In particular, during such period, Seller shall, and shall cause its Affiliates to: (a) not transfer any asset that would otherwise constitute a Transferred Asset; (b) not grant any licenses or other rights that would be inconsistent with the Licensed Rights, (c) not enter into any Contracts or other commitments, relating to the Transferred Assets or each Product in the Territory, except in the ordinary course of business consistent with its past practice; (d) cooperate with Buyer and use commercially reasonable efforts to obtain and diligently assist Buyer in obtaining all necessary consents, approvals and authorizations, under any applicable law, including HSR Approval, to consummate the transactions contemplated by this Agreement and the Transaction Documents; and (e) promptly advise Buyer orally and, if then requested, in writing: (i) of any fact or any change in the business, operations, affairs, assets, liabilities, financial condition or prospects of (x) either Product in the Territory or (y) GSK Product that would reasonably be expected to have a Material Adverse Effect and (ii) of any breach by Seller of any material covenant or agreement contained in this Agreement.

Section 6.2             Buyer Access.  During the period from the Agreement Date and continuing until the Closing, Seller shall permit Buyer and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the Transferred Assets, subject to reasonable rules and regulations of Seller and any applicable Governmental Rules.  Seller shall furnish to Buyer copies of Books and Records as Buyer shall from time to time reasonably request.

Section 6.3             Commercially Reasonable Efforts.  Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, or to do, or cause to be done, all things necessary, proper or advisable under applicable Governmental Rules to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents and to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied, including obtaining all consents and approvals of all Persons and Governmental Entities and removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

Section 6.4             Further Assurances.

(a)                           On and after the Closing, Seller shall, from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby, including to vest in Buyer good and marketable title to the Transferred Assets (including assistance in the collection or reduction to possession of any of the Transferred Assets) and to grant the Licensed Rights to Buyer.

(b)                           On and after the Closing, Buyer shall, from time to time, at the request of Seller, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby.

Section 6.5             Covenant Not to Sue.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall not, and shall cause its Affiliates not to, sue or bring an action or proceeding seeking to enforce any intellectual property rights to prevent or restrict Buyer or its Affiliates, sublicensees or subcontractors from importing, using, marketing, commercializing, distributing, or selling the Products in the Territory as currently imported, used, marketed, commercialized, distributed or sold and as imported, used, marketed, commercialized, distributed or sold during the twelve (12) months prior to the Agreement Date.

Section 6.6             No Other Transactions.  Seller agrees to terminate any and all discussions, negotiations and other communications, whether directly or indirectly through any representative of Seller or any of its Affiliates, with any Third Party regarding (i) the sale or other disposition of all or a portion of the Transferred Asset or the Products in the Territory, (ii) the grant of all or a portion of the Licensed Assets, or (iii) the sale, grant or other disposition of the Canadian Assets.  Seller agrees that it will not (and will cause its Affiliates not to), directly or indirectly, solicit, encourage, entertain or support, or engage in any discussions with respect to, any inquiry, proposal or offer from any Third Party regarding a sale or other disposition involving (i) the sale or other disposition of all or a portion of the Transferred Asset or the Products in the Territory, (ii) the grant of all or a portion of the Licensed Assets, or (iii) the sale, grant or other disposition of the all or a portion of the Canadian Assets unless and until this Agreement is terminated in accordance with Article XII.

Section 6.7             Website Information.  Within thirty (30) days following the Closing Date, Seller shall remove all Product information specific to the Territory from its websites, except as necessary for Seller to maintain, in accordance with internal policies and procedures, its clinical trial registry with respect to the Products in the Territory.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Agreement Date and as of the Closing Date (except to the extent a certain date is specified within the representation and warranty, in which case, the date set forth therein shall apply), as follows:

Section 7.1             Organization; Good Standing.  Buyer is an international society with restricted liability duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Buyer has all requisite power and authority to carry on its business as it is currently being conducted.  Buyer is duly qualified to conduct business as a foreign entity and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 7.2             Authority; Execution and Delivery.  Buyer has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party.  This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by Seller, will constitute legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

Section 7.3             No Violations; Consents.  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof shall not: (a) violate any Governmental Rule applicable to Buyer or conflict with any material Contract to which Buyer is a party or by which it is otherwise bound, except for such violations or conflicts which would not materially interfere with Buyer’s performance of its obligations hereunder; or (b) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which, if not obtained or made, would not materially interfere with Buyer’s performance of its obligations hereunder.

Section 7.4             Litigation.  There is no suit, claim, action, investigation or proceeding in progress or, to the Knowledge of Buyer, pending or threatened against Buyer, (a) relating to and adversely affecting this Agreement or any Transaction Documents or (b) that would materially delay the ability of Buyer to perform its obligations hereunder.

Section 7.5             No Brokers.  Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 7.6             Consents.  There are no consents, approvals, waivers or authorizations of, filing with, notices to, or exemption by, any Person, including any Governmental Entity, required to be obtained by Buyer or on its behalf in connection with the execution, delivery, or performance of its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, except (a) in connection with the transfer of the Product Approvals (i) a letter from Seller to the FDA, duly executed by Seller, transferring the rights to the Product Approvals to Buyer; and (ii) a letter from Seller to the FDA, Division of Drug Marketing, Advertising and Communication, notifying it of the transfer of the Product Approvals to Buyer, (b) as relate solely to Seller, (c) pursuant to the HSR Act or (d) where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or waivers, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 7.7             Financing.  Buyer shall have sufficient immediately available funds to pay, in cash, the Purchase Price as contemplated in Section 3.1 and all other amounts payable pursuant to this Agreement and any other agreement referenced herein or otherwise necessary to consummate all the transactions contemplated herein at the time any such payments are due.  Upon the consummation of the transactions contemplated herein, (a) Buyer shall not be insolvent, (b) Buyer shall not be left with unreasonably small capital, (c) Buyer shall not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Buyer will not be impaired in any manner that would prevent or prohibit the consummation by Buyer of the transactions contemplated herein.

Section 7.8             Knowledge of Buyer.  As of the Agreement Date, Buyer has no Knowledge of any breaches of Seller’s representations and warranties in this Agreement.

ARTICLE VIII

CERTAIN COVENANTS AND AGREEMENTS OF BUYER

Section 8.1             Conduct of Business Until Closing.  During the period from the Agreement Date and continuing until the Closing, except to the extent that Seller otherwise consents in writing, Buyer shall conduct its business with respect to each Product in the Territory in the ordinary course, consistent with past practices.  In particular, during such period, Buyer shall, and shall cause its Affiliates to: (a) not enter into any Contracts or other commitments, relating to each Product in the Territory, except in the ordinary course of business consistent with its past practice; (b) cooperate with Seller and use commercially reasonable efforts to obtain and diligently assist Seller in obtaining all necessary consents, approvals and authorizations, under any applicable law, including HSR Approval, to consummate the transactions contemplated by this Agreement and the Transaction Documents; and (e) promptly advise Seller orally and, if then requested, in writing: (i) of any fact or any change in the business, operations, affairs, assets, liabilities, financial condition or prospects of either Product in the Territory about which Buyer gains Knowledge that could reasonably have a Material Adverse Effect and (ii) of any breach by Buyer of any material covenant or agreement contained in this Agreement.

Section 8.2             Records.  Buyer shall, for a period of the greater of (a) seven (7) years from the Closing Date or (b) as required by applicable Governmental Rule, preserve all Books and Records included within the Transferred Assets.

Section 8.3             Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Transferred Assets to Buyer.  Seller shall indemnify and hold harmless Buyer against any and all Liabilities that may be asserted by Third Parties against Buyer as a result of noncompliance with any such bulk transfer law.

Section 8.4             Commercially Reasonable Efforts.     Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, or to do, or cause to be done, all things necessary, proper or advisable under applicable Governmental Rules to consummate and make effective the transactions contemplated by this Agreement or the Transaction Documents and to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied, including obtaining all consents and approvals of all Persons and Governmental Entities and removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement or the Transaction Documents, in each case subject to the proviso in the second sentence of Section 10.2.

Section 8.5             Disclosure Schedule Update.  At anytime between the Agreement Date and the Closing Date, inclusive, Seller may update to add additional information to its Disclosure Schedule solely as it relates to information that Seller gains Knowledge of after the Agreement Date relating to Seller’s representations and warranties with respect to GSK Product under Sections 5.7, 5.8, 5.9 and 5.11.  So long as such update and revision does not disclose facts or circumstances that constitute a Material Adverse Effect, the parties hereto agree that such additions to the Disclosure Schedule shall not be considered a failure of the representations and warranties of Seller set forth in this Agreement and in the Transaction Documents to be true and correct in all material respects as of the Closing, and the Disclosure Schedule as updated and revised in accordance with this Section 8.5 shall supersede the version of the Disclosure Schedule delivered by Seller to Buyer on the Agreement Date.

ARTICLE IX

TRANSITION AND COORDINATION

Section 9.1             Regulatory Commitments.

(a)                           Annual Reports and Periodic Safety Update Reports.

(i)           Seller Obligations.  At least sixty (60) days prior to the due date thereof, Seller shall provide Buyer with all of Seller’s Product information that is reasonably necessary or useful for Buyer to prepare and submit reports to the FDA, Centers for Medicare and Medicaid Services, or any other applicable Governmental Entity with respect to each Product in the Territory.

(ii)          Buyer Obligations.  On the Closing Date, Buyer shall assume responsibility for the submission of all reports currently submitted by Seller relating to each Product in the Territory to the FDA or any other applicable Governmental Entity, provided that Seller has delivered all of the necessary information in accordance with this Section 9.1.

(b)                           Pharmacovigilance.  The respective obligations of the Parties with respect to pharmacovigilance and related matters are set forth in the SDEA.

Section 9.2             Performance by Affiliates.  The Parties hereby agree that all or some of the obligations of Buyer under this Agreement may be performed by an Affiliate of Buyer.

Section 9.3             Records.  Each Party agrees to cooperate with and to grant to each other Party and their respective officers, employees, attorneys, accountants, representatives and agents, during normal business hours and upon reasonable request and upon reasonable notice, reasonable access to the other Party’s management personnel and such other information and records relating to the Products or the Transferred Assets in their possession or control after the Closing Date (including, in the case of the Buyer, the Books and Records) and to permit copying or, where reasonably necessary, to furnish original documents relating to the Products or the Transferred Assets for the purposes of (i) any financial reporting or Tax matters (including without limitation any financial and tax audits, tax contests, tax examination, preparation for any tax returns or financial records); (ii) any investigation, inspection or audit being conducted by any Governmental Authority involving the Products or the Transferred Assets; (iii) to comply with any applicable Governmental Rule, or (iv) defending or bringing any claim, action, suit, proceeding, investigation, hearing, arbitration or litigation relating to any Product.   Each Party shall use its commercially reasonable best efforts to ensure that its access to and requests for records and documents pursuant to this Section 9.3 are conducted so as not to interfere with the normal and ordinary operation of the other Party’s business.  Each Party acknowledges that the records and documents made available to such Party pursuant to this Section 9.3 constitute confidential information of the releasing Party.

ARTICLE X

OTHER COVENANTS AND AGREEMENTS

Section 10.1           Non-Competition.  Without the express written consent of Buyer, neither Seller nor any of Sellers’ Affiliates, nor any of their respective successors or assigns, shall, at any time during the period beginning on the Closing Date and ending *** thereafter, directly or indirectly, itself or on behalf of or in conjunction with any other Person, own, manage, control, participate or engage in the ownership, management or control of any business relating to, or engage in seeking regulatory approval for, the development, manufacture, importation, marketing, commercialization, distribution, offering for sale or sale in the Territory, any *** (“Competing Product”); provided, however, that the foregoing shall not apply to any Competing Product that is acquired by Seller or any of its Affiliates after the Agreement Date through a merger or acquisition of a Third Party that owns such Competing Product, if (a) in the event gross sales of such Competing Product equal or exceed *** Dollars ($***) in the full calendar year immediately preceding such merger or acquisition, such Competing Product is divested within *** of the consummation of such merger or acquisition and (b) such merger or acquisition is not consummated primarily to obtain such Competing Product; provided, further that, in the event the gross sales of a Competing Product are less than *** Dollars ($***) in the full calendar year immediately preceding such merger or acquisition but exceed *** Dollars ($***) in any subsequent full calendar year, Seller shall divest such Competing Product within *** of the end of such subsequent full calendar year. Notwithstanding anything in this Agreement to the contrary, this Section 10.1 shall terminate upon the *** anniversary of the Effective Date.  Nothing in this Agreement is intended to limit or restrict Seller or its Affiliates in any way, expressly or implicitly, from developing, manufacturing, distributing, marketing, selling or promoting (i) any product containing ***, in the Territory and whether or not such formulation is available by prescription or over-the-counter (“***”); (ii) any product that does not contain *** that is competitive with either of the Products or Lifecycle Products (if any) in any form *** or dosage strength, whether or not in the Territory and whether or not such formulation is available by prescription or over-the-counter; (iii) any product containing *** or dosage strength for any indication, whether or not in the Territory and whether or not such formulation is available by prescription or over-the-counter (“***”); or (iv) any product containing *** or dosage strength, outside of the Territory and whether or not such formulation is available by prescription or over-the-counter, outside the Territory (“***”).

Section 10.2           HSR Filings.  Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act.  Each Party shall use commercially reasonable efforts to submit such filings within ten (10) Business Days after the Agreement Date.  Each of the Parties covenants to (a) comply, at the earliest practicable date, with any request under the HSR Act for additional information, documents or other materials received by such Party from the Federal Trade Commission (“FTC”) or the Department of Justice (“DOJ”) or any other Governmental Entity in respect of such filings or the transactions contemplated by this Agreement; (b) cooperate with the other Party in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under the HSR Act with respect to the transactions contemplated by this Agreement, including furnishing to the other Party any information that the other Party may reasonably request; (c) keep the other Party apprised of the status of any inquiries made by a Governmental Entity; and (d) use commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of the HSR filing; provided however, that nothing in this Section 10.2 or Section 8.3 shall require Buyer to (i) incur any material Liability or obligation of any kind, (ii) agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of, or to any limitation on, the acquisition, ownership, operation, effective control or exercise of full right of ownership of any asset or assets of the businesses of Buyer or Seller, (iii) agree to any other structural or conduct remedy or (iv) agree to litigate.  Buyer and its counsel shall be responsible for discussions with the FTC, DOJ and any other antitrust authorities, after reasonable consultation and coordination with Seller and its counsel.  Any and all fees required in connection with the filing of the notices required under the HSR Act shall be borne solely by Buyer.

Section 10.3           Confidentiality.

(a)                           Seller undertakes with Buyer, and Buyer undertakes with Seller, to keep confidential (except as expressly provided in this Agreement) at all times after the Agreement Date, and not directly or indirectly reveal, disclose or use for its own or any other purposes unrelated to its performance or the enforcement of its rights hereunder, any confidential information received or obtained as a result of entering into or performing, or supplied by or on behalf of a Party in the negotiations leading to, this Agreement and which relates to: (i) the negotiations relating to this Agreement; or (ii) the subject matter and/or provisions of this Agreement.  The Parties acknowledge that, for purposes of this Agreement but subject to Section 10.3(b), the Transferred Assets, including the Books and Records, shall be deemed the confidential information of Buyer from and after the Closing Date and Buyer and its Affiliates shall be free to disclose and use such information for any and all purposes.  Any information disclosed by a Party to the other Party pursuant to the terms of the Distribution Agreement, shall, as of the Closing Date, be treated as Confidential Information subject to the confidentiality restrictions in this Article X, and to the extent not owned by Party, such information shall only be used by such Party in conjunction with such Party’s operations in relation to a Product in the Territory.

(b)                           The prohibition in Section 10.3(a) does not apply if: (i) the information was in the public domain before it was furnished to the relevant Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (x) a breach by that Party of this Section 10.3 or any other confidentiality agreement which that Party is bound or (y) a breach of a confidentiality obligation by the disclosure by a Third Party where the breach was previously known to that Party; or (ii) disclosure is necessary in order to comply with applicable legislation, regulatory requirements, legal process, stock exchange rules or to obtain Tax or other clearances or consents from a taxation authority, provided that any such information disclosable pursuant to this Section 10.3(b) shall be disclosed only to the extent required by applicable Governmental Rule or regulatory requirements and (unless such consultation is prohibited by applicable Governmental Rule or regulatory requirements or is not reasonably practicable) only after consultation with Buyer or Seller (as the case may be).

Section 10.4           Termination of the Existing Agreements.  Except as provided herein:

(a)                           Guaranty.  Each of Parent and Seller agrees that, effectively immediately upon the Closing, the Parent Guaranty automatically shall be terminated and of no further force or effect, except that Section 3 shall survive expiration or termination of the Parent Guaranty.  Following termination of the Parent Guaranty, Parent shall have no further obligations or liabilities whatsoever under such Parent Guaranty, except with respect to obligations or liabilities of Buyer that survive the expiration or termination of the Distribution Agreement.

(b)                           Distribution Agreement.  Each of Buyer and Seller agrees that, effective immediately upon the Closing, the Distribution Agreement automatically shall be terminated and of no further force or effect, except that, Buyer’s rights and obligations under Articles 9, 11, and 13 and Section 12.05(f) shall survive expiration or termination of the Distribution Agreement and except that each Party shall remain responsible for and pay, perform and discharge when due those Liabilities and obligations which accrued to such Party prior to the Closing Date under the terms of the Distribution Agreement.  The Parties hereby agree that notwithstanding Section 12.06 of the Distribution Agreement, Sections 5.01(a) and 12.05(a)-12.05(e) of the Distribution Agreement shall not survive its termination and effective immediately upon the Closing, such provisions shall terminate and be of no further force or effect.

(c)                           Original License Agreement.  Each of Parent and Seller agrees that, effectively immediately upon the Closing, the Original License Agreement automatically shall be terminated and of no further force or effect, except that  Sections 9 and 11 shall survive expiration or termination of the Original License Agreement.

ARTICLE XI

CONDITIONS PRECEDENT

Section 11.1           Conditions to Each Party’s Obligations.  The obligations of Buyer to purchase the Transferred Assets from Seller and to assume the Assumed Liabilities, and the obligations of Seller to sell, assign, convey and deliver all right, title and interest of Seller in, to and under the Transferred Assets to Buyer, are subject to the satisfaction of, or compliance with, each of the following conditions at or before the Closing:

(a)                           There will be no effective temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

(b)                           No action or proceedings that questions the validity or legality of the transactions contemplated hereby or by the Transaction Documents shall have been instituted or threatened and not settled or otherwise terminated.

(c)                           No Governmental Rule shall have been enacted, entered, promulgated or enforced by any Governmental Entity that is in effect and has the effect of making the purchase, sale and license of any Product in the Territory, Transferred Assets or Licensed Rights hereunder illegal or otherwise prohibiting the consummation of the transactions contemplated hereby or by the Transaction Documents.

(d)                           HSR Approval shall have been obtained.

(e)                           Termination of the Parent Guaranty, the Distribution Agreement and Original License Agreement shall have occurred simultaneously with the Closing.

Section 11.2           Conditions to Obligations of Buyer.  The obligations of Buyer to purchase the Transferred Assets from Seller and to assume the Assumed Liabilities are subject to the satisfaction of, or compliance with, each of the following conditions at or before the Closing (each of which is acknowledged to be inserted for the exclusive benefit of the Buyer and may be waived by it in whole or in part):

(a)                           Subject to Section 8.5, the representations and warranties of Seller set forth in this Agreement and in the Transaction Documents shall be true and correct in all material respects on the Agreement Date and as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date).

(b)                           Seller shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement and the Transaction Documents at or prior to the Closing.

(c)                           There shall have been no Material Adverse Effect since the Agreement Date.

Section 11.3           Conditions to the Obligations of Seller.  The obligations of Seller to sell, assign, convey and deliver all right, title and interest of Seller in, to and under the Transferred Assets to Buyer are subject to the satisfaction of, or compliance with, each of the following conditions as of the Closing (each of which is acknowledged to be inserted for the exclusive benefit of the Seller and may be waived by it in whole or in part):

(a)                           The representations and warranties of Buyer set forth in this Agreement and in the Transaction Documents shall be true and correct in all material respects on the Agreement Date and as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).

(b)                           Buyer shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement and the Transaction Documents at or prior to the Closing.

ARTICLE XII

TERMINATION, AMENDMENT AND WAIVER

Section 12.1           Termination.

(a)                           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(i)           by mutual written consent of Buyer and Seller at any time prior to the Closing;

(ii)          by Seller if any of the conditions set forth in Section 11.1 and Section 11.3 have become incapable of being fulfilled at or before the Outside Date and have not been expressly waived by Seller;

(iii)         by Buyer if any of the conditions set forth in Section 11.1 and Section 11.2 have become incapable of being fulfilled at or before Outside Date and have not been expressly waived by Buyer;

(iv)         by Seller or Buyer if the Closing does not occur on or prior to the date that is ninety (90) days after the Agreement Date (the “Outside Date”); or

(v)          by Buyer if there shall have been an Material Adverse Effect prior to the Closing Date,

provided, however, that the Party seeking termination pursuant to clause (ii), (iii), or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement or in the case of clause (v) such Material Adverse Effect is caused by any act or omission of Buyer, as exclusive distributor of the Products in the Territory, on or prior to the Closing Date.

(b)                           In the event of termination by either Seller or Buyer pursuant to this Section 12.1, written notice thereof shall be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

(c)                           If this Agreement is terminated and the transactions contemplated hereby are abandoned, this Agreement shall become null and void and of no further force and effect, except as otherwise provided in Section 10.3.  Nothing in this Section 12.1 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or for fraud.

Section 12.2           Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto.  By an instrument in writing, Buyer or Seller may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

ARTICLE XIII

INDEMNIFICATION

Section 13.1           Survival.  All representations and warranties of Buyer and Seller contained herein or made pursuant hereto shall survive the Closing Date for a period of twelve (12) months after the Closing Date; provided that, notwithstanding the foregoing, the representations and warranties set forth in Section 5.5 shall survive the Closing indefinitely.  The covenants and agreements of the Parties hereto contained in this Agreement shall survive and remain in full force for the applicable periods described therein or, if no such period is specified, indefinitely.  Any right of indemnification pursuant to this Article XIII with respect to a claimed breach of a representation, warranty or covenant shall expire at the date of termination of the representation, warranty or covenant claimed to be breached, unless on or prior to such expiration date the Party from whom indemnification is sought has received notice of a good faith claim in accordance with the provisions of Section 13.5.

Section 13.2           Indemnification by Seller.

(a)                           Seller shall indemnify Buyer and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Buyer Indemnified Parties”) against, and shall hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i)           any misrepresentation or incorrectness in or breach by Seller of any representation or warranty made by it contained in this Agreement or the Seller Closing Certificate;

(ii)          any non-fulfillment or breach by Seller of any of its covenants or agreements contained in this Agreement;

(iii)         any Excluded Assets, including any Excluded Intellectual Property; or

(iv)         any Retained Liabilities.

(b)                           Buyer acknowledges and agrees that the indemnification provided in this Section 13.2 shall be Buyer’s sole and exclusive remedy for all Losses related to or arising, at law, under any statute or in equity, or otherwise, out of this Agreement (other than claims of, or causes of action arising from (x) fraud or willful misconduct, or (y) breach of Section 10.1 or Section 10.3) and, in furtherance thereof, Buyer waives, from and after the Closing, to the fullest extent permitted under applicable Governmental Rules, any and all rights, claims, actions or causes of action (other than claims of, or causes of action arising from (A) fraud or willful misconduct or (B) breach of Section 10.1 or Section 10.3) it may have against

Seller or any of Seller’s Affiliates relating to the subject matter of this Agreement, other than the remedies provided in this Section 13.2; provided, however, that Buyer shall be entitled to seek temporary or permanent injunctive relief in order to enforce its rights hereunder.  Subject to Section 8.5, in no event shall Buyer make a claim for breach of any particular representation, warranty or covenant made by Seller in this Agreement or in the Seller Closing Certificate if Buyer had Knowledge, including through the Disclosure Schedule, of such breach as of the  Agreement Date.

Section 13.3           Indemnification by Buyer.

(a)                           Buyer shall indemnify Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) against, and shall hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i)           any misrepresentation or any incorrectness in or breach by Buyer of any representation or warranty made by it contained in this Agreement or the Buyer Closing Certificate;

(ii)          any non-fulfillment or breach by Buyer of any of its covenants contained in this Agreement; or

(iii)         any Assumed Liabilities.

(b)                           Seller acknowledges and agrees that the indemnification provided in this Section 13.3 shall be Seller’s sole and exclusive remedy for all Losses related to or arising, at law, under any statute or in equity, or otherwise, out of this Agreement (other than claims of, or causes of action arising from (x) fraud or willful misconduct, or (y) breach of Section 10.3) and, in furtherance thereof, Seller waives, from and after the Closing, to the fullest extent permitted under applicable Governmental Rules, any and all rights, claims, actions or causes of action (other than claims of, or causes of action arising from (A) fraud or willful misconduct or (B) breach of Section 10.3) it may have against Buyer or any of Buyer’s Affiliates relating to the subject matter of this Agreement, other than the remedies provided in this Section 13.3; provided, however, that Seller shall be entitled to seek temporary or permanent injunctive relief in order to enforce its rights hereunder. In no event shall Seller make a claim for breach of any particular representation, warranty or covenant made by Buyer in this Agreement or in the Buyer Closing Certificate if Seller had Knowledge of such breach as of the Agreement Date.

Section 13.4           Termination of Indemnification.  The obligations to indemnify and hold harmless any party pursuant to Section 13.2(a)(i), Section 13.2(a)(ii), Section 13.3(a)(i) and Section 13.3(a)(ii) shall terminate when the applicable representation, warranty or covenant terminates, except as otherwise provided in the last sentence of Section 13.1.  Buyer’s obligation to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 13.3(a)(iii) shall not terminate.  Seller’s obligation to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 13.2(a)(iii) and Section 13.2(a)(iv) shall not terminate.

Section 13.5           Procedure.

(a)                           In order for an indemnified party under this Article XIII (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall, promptly following the discovery of the matters giving rise to any Loss, notify the indemnifying party under this Article XIII (the “Indemnifying Party”) in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom (the “Indemnification Claim Notice”); provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss.

(b)                           If the indemnification sought pursuant hereto involves a claim made by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses within forty-five (45) days after its receipt of an Indemnification Claim Notice (“Notice Period”), to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such claims involve or seek injunctive or other relief that does not involve solely monetary obligations or involve a criminal matter, and provided, further that the Indemnified Party shall be permitted to take any actions necessary in the defense of such Third Party Claim during such Notice Period, if the Indemnifying Party has not yet assumed the defense of the Third Party Claim, and when practicable, the Indemnified Party shall provide prior notice of such action to the Indemnifying Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof.  Such cooperation shall include (i) the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim and reasonably available to the Indemnified Party, and (ii) making relevant employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(c)                           If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, to the extent that it involves any agreement, performance or observance by the Indemnified Party, the Indemnifying Party shall not agree to such agreement, performance of observance without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).  Further, with respect to all Losses in connection with Third Party Claims where the Indemnifying Party has assumed the defense or prosecution of the Third Party Claim in accordance with Section 13.5(b) above, the Indemnifying Party shall not be liable for any settlement of other disposition of such Losses by an Indemnified Party that is reached without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party chooses not to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)                           Without limiting Section 13.5(b), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.5(b) (in which case the Indemnified Party shall control the defense).  The reasonable and verifiable costs and expenses incurred pursuant to Section 13.5(d)(i) and Section 13.5(d)(ii), including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed promptly upon receipt of appropriate documentation relating thereto by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

Section 13.6           Tax Treatment of Indemnification Payments.  Unless otherwise required under applicable law, any payment made under this Article XIII shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes.

Section 13.7           Limitations of Liability.

(a)                           EXCEPT IN CASE OF THE PARTIES’ INDEMNIFICATION OBLIGATIONS TO THIRD PARTIES HEREUNDER, OR  A BREACH OF THE PARTIES’ CONFIDENTIALITY OBLIGATIONS, OR THE FRAUD OR WILFUL MISCONDUCT OF A PARTY, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR *** OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY OR ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)                           Each Party hereto agrees that in no event shall either Party be liable under this Article XIII for any Losses to the extent such Losses arise from the negligence,

intentional misconduct or fraud of, or violation of any law by, the other Party or such other Party’s Affiliates or its and their respective officers, directors or employees.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1           Expenses.  Except as otherwise specified in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 14.2           Further Assurances and Actions.  Buyer and Seller, whether before or after the Closing and without further consideration, shall each do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents (including, as applicable, upon the request of the other Party).

Section 14.3           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

(a)                           if to Buyer:

Biovail Laboratories International SRL

Welches, Christ Church

Barbados WI, BB17154

Attn:  President and Chief Operating Officer

Facsimile:  (246) 420-1635

with a copy to:

Valeant Pharmaceuticals International, Inc.

7150 Mississauga Road

Mississauga, Ontario,

Canada L5M 8M5

Attn:  Legal Department

Facsimile:  (905) 286-3206

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Telephone:  (212) 212-735-3000

Attn:  Stephen F. Arcano, Esq. and

          Marie L. Gibson, Esq.

Facsimile:  (212) 735-2000

(b)                           if to Seller, to:

GlaxoSmithKline LLC

5 Moore Drive

Research Triangle Park, North Carolina 27709

Attn:  Vice President, North America Business Development

Facsimile:  (215) 751-5349

with a copy to:

Stiefel, a GSK Company

20 TW Alexander Drive

P.O. Box 14910

Research Triangle Park, North Carolina 27709

Attn:  President

Facsimile:  (215) 751-5349

and

GlaxoSmithKline

2301 Renaissance Boulevard

King of Prussia, PA 19406-2772

Attn:  Vice President and Associate General Counsel,

          Business Development Transactions Team]

Facsimile:  (610) 787-7084

Each such notice, request or other communication shall be given by:  (i) hand delivery; (ii) by certified mail; or (iii) nationally recognized courier service.  Each such notice, request or communication shall be effective when delivered at the address specified in this Section 14.3 (or in accordance with the latest unrevoked direction from the receiving Party).

Section 14.4           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Governmental Rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 14.6           Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered by each Party hereto to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart.

Section 14.7           Entire Agreement; Schedules, Exhibits and Other Documents.  This Agreement together with the Schedules and Exhibits attached hereto, together with the other Transaction Documents, and the Side Letter, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between or among the Parties hereto with respect to the subject matter hereof.  The Exhibits, Schedules, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement.

Section 14.8           Third Party Beneficiaries.  Except as specifically provided herein, this Agreement is intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 14.9           Governing Law.  This Agreement will be deemed to have been made in the State of New York and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, and the Parties agree to the personal jurisdiction of and venue in any federal court located in the Southern District of New York or state court located in New York County, New York.

Section 14.10         Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

Section 14.11         Waiver.  No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 14.12         Publicity.  Neither Party shall make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, either Party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such Party’s counsel may be required by law or the rules of any stock exchange or interdealer quotation service on or through which such Party’s or its Affiliates’ securities trade; provided, however, the Party making such disclosure shall provide the non-disclosing Party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the Parties hereto shall coordinate with one another regarding the timing, form and content of such disclosure.

Section 14.13         Assignment.

(a)                           Neither Party may assign any or all of its rights or obligations under this Agreement without the other Party’s prior written consent; provided, however, that (i) either Party may assign any or all of its rights or obligations under this Agreement to an Affiliate of such Party, (ii) Buyer may license, assign, subcontract or delegate to any Affiliate all or part of the rights and obligations of Buyer under this Agreement and (iii) either Party may assign all of its rights or obligations under this Agreement to a Third Party to which such Party has sold all or substantially all of its assets relating to this Agreement.

(b)                           In the event that a Party assigns any of its rights and obligations hereunder to an Affiliate or Third Party, the assigning Party shall, at the request of the non-assigning Party, enter into, or cause such Third Party to enter into, such supplemental agreements pursuant to which such Third Party will expressly assume all of the obligations of the assigning Party hereunder.  Any assignment to an Affiliate of a Party shall not release the assigning or transferring Party of its obligations hereunder.  In the event that a Party assigns any of its rights and obligations hereunder to a person, firm or other entity that qualifies as an Affiliate hereunder and during the term of this Agreement such person, firm or other entity ceases to qualify as an Affiliate hereunder, such person, firm or other entity shall promptly, with written notice to the other Party, assign back to such Party any of its rights and obligations hereunder.

(c)                           This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

Section 14.14         Advice of Counsel.  The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties hereto.  The Parties hereto and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party hereto by virtue of its role as the drafter thereof.  No drafts of this Agreement or any other similar or related document exchanged by the Parties hereto prior to the Closing Date shall be offered by a Party hereto, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement or for any other purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the Agreement Date,

BIOVAIL LABORATORIES INTERNATIONAL SRL

By:
Name:
Title:

VALEANT PHARMACEUTICALS
INTERNATIONAL, INC. (with respect to Sections
10.4(a) and 10.4(c))

By:
Name:
Title:

GLAXOSMITHKLINE LLC

By:
Name:
Title: